LOS ANGELES--(BUSINESS WIRE)--Sept. 19, 2003--

Scientists Report Encouraging Results in
Treating Children with Type 1 Diabetes

Advanced Biotherapy Inc. (OTCBB:ADVB) -- a developer of pioneering antibody therapies for treating severe and widespread autoimmune diseases -- reported the results of its sponsored investigational clinical studies in treating children suffering from Type 1 Diabetes (an autoimmune disease) at the "8th International Workshop on Autoantibodies and Autoimmunity" in Berlin, Germany last week. Results of this study indicated that all patients were able to reduce their daily insulin dose after a short course of therapy.

Mr. Edmond Buccellato, the Company's CEO, stated, "Type 1 diabetic children were treated at the Research Institute of Pediatric Hematology of Russia with a short course of our investigational antibodies to interferon gamma with each patient observed and evaluated for a follow-up period of 10-12 months. Mean C-peptide (an indicator of insulin production) rose, the C-peptide/glycemia ratio increased, and each patient's normally required insulin dose was dropped significantly, all indicators of positive clinical and laboratory effects. One child was also afflicted with the autoimmune condition psoriasis vulgaris. Significant improvement was also observed in that condition, and remission continued through the follow-up period. This study supports the view that use of anti-interferon-gamma therapy, protected under our intellectual property, can promote remission of Type 1 diabetes. The reported results aroused strong enthusiasm from participants at the conference."

Type 1 diabetes is a condition characterized by high blood glucose levels caused by a lack of insulin that occurs when the body's immune system attacks and destroys the insulin-producing beta cells in the pancreas. The pancreas then produces little or no insulin. Type 1 diabetes develops most often in young people but can appear in adults. In the U.S. alone, there are approximately 1.7 million people suffering from Type 1 diabetes, a number which is growing.

Mr. Buccellato further commented, "Our principal investigators were also asked by the conference to present results from the Company sponsored investigational studies in patients suffering from Juvenile Rheumatoid Arthritis-Associated Uveitis. As reported during the conference, children suffering from this disease who had been treated with standard immunosuppressant therapy were also treated with a short course of antibodies to interferon-gamma in combination with standard therapy. For those patients treated with anti-interferon gamma combined with standard therapy, exacerbation of the disease was halted more quickly and remission continued longer than with standard therapy alone. The use of antibodies to interferon-gamma for this disease is also protected under our intellectual property."


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Uveitis is a condition characterized by inflammation inside the eye, specifically affecting one or more of the three parts of the eye that make up the uvea: the iris (the colored part of the eye), the ciliary body (behind the iris, responsible for manufacturing the fluid inside the eye), and the choroid (the vascular lining tissue underneath the retina). Uveitis is the third leading cause of blindness in the United States, after diabetes and macular degeneration.

Autoimmune diseases in general are the result of an inappropriate immune response in which the body's immune system attacks its own healthy cells and organs. In these disorders, certain chemicals called cytokines are hyperproduced, and bring about the autoimmune condition. One of the company's patented therapies is designed to remove or neutralize these excessive cytokines known as interferon-gamma and tumor necrosis factor-alpha, which is induced by interferon-gamma. Removal of these agents is associated with beneficial therapeutic effects and could possibly form the basis of a universal treatment for certain types of autoimmune diseases. Advanced Biotherapy has already achieved encouraging results in clinical trials in rheumatoid arthritis, multiple sclerosis, various autoimmune skin diseases (psoriasis, alopecia areata, vitiligo, pemphigus, epidermolysis bullosa), and others.

About Advanced Biotherapy

Advanced Biotherapy, Inc. is pioneering the development of new antibody therapies for treating severe and widespread autoimmune diseases. Its investigational therapies attack autoimmune diseases at their source, neutralizing biologic imbalances that impair immune-system function. Core technology is protected under U.S. patents and patents pending for the exclusive use of a class of antibodies to the protein known as interferon-gamma and to tumor necrosis factor-alpha for treating a range of diseases. The company is headquartered in Los Angeles. www.advancedbiotherapy.com

Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties which may affect the development, operations and results of our business include, but are not limited to the following: risks associated with

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clinical trials, the uncertainties of research and product development programs, the uncertainties of the regulatory approval process, the risks of competitive products, the risks of our current capital resources, the uncertainties as to the availability of future capital and our future capital requirements, and the risks associated with the extent and breadth of the Company's patent portfolio. The foregoing discussion of the pending clinical investigations and the effect of the patents issued and pending involves risks and uncertainties, including but not limited to the risks that third parties may be successful in challenging such patents; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company's public filings with the Securities and Exchange Commission for further information about risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned "Factors That May Affect The Company" contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002.

CONTACT:

Advanced Biotherapy, Inc.

Amy Buccellato, 818-883-6716

www.advancedbiotherapy.com

SOURCE: Advanced Biotherapy, Inc.